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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (Amendment No.      )*



                             Pete's Brewing Company
--------------------------------------------------------------------------------
                               (Name of Issuer)



                                  Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)




                                  716378 10 4
--------------------------------------------------------------------------------
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (2-95)
                               Page 1 of 4 Pages

CUSIP No. 716378 10 4              SCHEDULE 13G

  (1)     NAMES OF REPORTING PERSON The Stroh Brewery Company
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    1,144,972
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     n/a
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,144,972
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               n/a
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,144,972
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.70%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
          CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 2 of 4 Pages

CUSIP No. 716378 10 4


ITEM 1.
       (a)   Name of Issuer:                Pete's Brewing Company

       (b)   Address of Issuer's Principal Executive Offices:

                                            514 High Street
                                            Palo Alto, CA 94306

ITEM 2.
       (a)   Name of Person Filing:         The Stroh Brewery Company

       (b)   Address of Principal Business Office or, if none, Residence:

                                            100 River Place
                                            Detroit, MI 48207-4291

       (c)   Citizenship:                   UNITED STATES

       (d)   Title of Class of Securities:  COMMON STOCK

       (e)   CUSIP Number:                  716378 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

       (a) [ ] Broker or Dealer registered under Section 15 of the Act

       (b) [ ] Bank as defined in Section 3(a)(6) of the Act

       (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

       (d) [ ] Investment Company registered under section 8 of the Investment Company Act

       (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

       (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see Section 240.13d-1(b)(1)(ii)(F)

       (g) [ ] Parent Holding Company, in accordance with Section
               240.13d-1(b)(ii)(G) (Note: See Item 7)

       (h) [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4. OWNERSHIP

       (a)   Amount Beneficially Owned:                        1,144,972 shares

       (b)   Percent of Class:   10.70%

       (c)   Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote:              1,144,972

         (ii)  shared power to vote or to direct the vote:                  n/a

        (iii)  sole power to dispose or direct the disposition of:    1,144,972

         (iv)  shared power to dispose or direct the disposition of:        n/a


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].



                               Page 3 of 4 Pages

CUSIP No. 716378 10 4


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

        INAPPLICABLE.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        INAPPLICABLE.


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        INAPPLICABLE.


ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        INAPPLICABLE.


ITEM 10.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 July 25, 1997
                                        ------------------------------
                                                     Date

                                         /s/  Christoper T. Sortwell
                                        ------------------------------
                                                  Signature



                                            Christoper T. Sortwell
                                        ------------------------------
                                            Executive Vice President
                                        ------------------------------
                                           The Stroh Brewery Company
                                        ------------------------------
                                                  Name/Title










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